Exhibit 99.1
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

On December 31, 2025, (the “Closing Date”), Matthews International Corporation, a Pennsylvania corporation (“Matthews” or the "Company"), completed the sale of its interests in Matthews Automation Solutions, LLC, a Delaware limited liability company and wholly-owned subsidiary of Matthews (the “Transferred Entity”), and certain related assets to Duravant LLC (the “Buyer”) pursuant to the terms of an Equity Purchase Agreement (the “Purchase Agreement”) dated as of November 12, 2025 by and among Matthews and the Buyer, which was filed as Exhibit 2.1 to that Current Report on Form 8-K with the SEC on November 13, 2025. The total consideration is approximately $232 million, representing cash consideration of $225.4 million plus the assumption of certain liabilities related to the business of the Transferred Entity, subject to adjustment following the Closing Date based on a number of factors, including, but not limited to, indemnification obligations and the final determinations (in accordance with the Purchase Agreement) of the total adjusted consideration for the Transferred Entity (based on an agreed enterprise value of $230 million, plus cash, less debt and transaction expenses and subject to a customary net working capital adjustment measured against a target amount) (such sale transaction being, the “Transaction”).

The following unaudited pro forma condensed consolidated financial information is intended to illustrate how the Transaction would affect the historical financial statements of the Company if the Transaction had been consummated at an earlier time as indicated herein.

The unaudited pro forma condensed consolidated financial information is derived, in part, from, and should be read in conjunction with, the Company’s historical consolidated financial statements and notes thereto, as presented in its Annual Report on Form 10-K for the fiscal year ended September 30, 2025.

The unaudited pro forma condensed consolidated financial information has been prepared in accordance with Article 11 of Regulation S-X. The Company's accounting and financial reporting in the unaudited pro forma condensed consolidated financial information is based on its assessment of the appropriate application of accounting principles generally accepted in the U.S.

The unaudited pro forma condensed consolidated balance sheet as of September 30, 2025 is prepared with the assumption that the Transaction had been consummated on September 30, 2025.

The unaudited pro forma condensed consolidated statement of income for the fiscal year ended September 30, 2025 is prepared with the assumption that the Transaction had been consummated on October 1, 2024.

For purposes of presenting unaudited pro forma condensed consolidated financial information, the estimated gain on the Transaction is calculated as of September 30, 2025. The actual gain on the Transaction will be recorded in the Company’s consolidated financial statements for the fiscal quarter ending December 31, 2025 and may be different from the current estimate.

The transaction accounting adjustments to reflect the Transaction in the unaudited pro forma condensed consolidated financial information include:

•Receipt of cash consideration of $225.4 million;
•Use of cash consideration for the repayment of debt of $225.4 million; and
•Derecognition of assets, liabilities, revenues, cost of good sold and other expenses associated with the Transferred Entity.

The unaudited pro forma condensed consolidated financial information does not purport to be indicative of the results of operations, the financial position or the gain on the transaction which would have actually resulted if the Transaction had been consummated on the dates indicated, or which may result in future periods.

The Company prepared the unaudited pro forma condensed consolidated financial information based upon assumptions deemed appropriate by its management. An explanation of certain assumptions is set forth in the notes to the unaudited pro forma condensed consolidated financial information. The pro forma adjustments do not reflect future events that may occur after the Transaction.

The unaudited pro forma condensed consolidated financial information should be read in conjunction with the notes thereto.

MATTHEWS INTERNATIONAL CORPORATION AND SUBSIDIARIES
PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET (Unaudited)
September 30, 2025
(Dollar amounts in thousands)

	Historical	Transaction accounting adjustments		Pro forma
ASSETS
Current assets:
Cash and cash equivalents	$32,433	$—	(1) (2)	$32,433
Accounts receivable, net	132,940	(12,154)	(3)	120,786
Inventories, net	202,827	(2,687)	(3)	200,140
Contract assets	107,147	(5,412)	(3)	101,735
Other current assets	44,821	(51)	(3)	44,770
Total current assets	520,168	(20,304)		499,864

Investments	288,637	—		288,637
Property, plant and equipment, net	224,575	(777)	(3)	223,798
Operating lease right-of-use assets	51,610	(1,347)	(3)	50,263
Deferred income taxes	6,435	—		6,435
Goodwill	487,561	(57,514)	(3)	430,047
Other intangible assets, net	105,958	(10,257)	(3)	95,701
Other non-current assets	9,498	(18)	(3)	9,480

Total assets	$1,694,442	$(90,217)		$1,604,225

LIABILITIES
Current liabilities:
Long-term debt, current maturities	$7,230	$—		$7,230
Current portion of operating lease liabilities	17,186	(339)	(3)	16,847
Trade accounts payable	98,462	(5,874)	(3)	92,588
Accrued rebates	18,185	—		18,185
Accrued compensation	36,408	(1,435)	(3)	34,973
Accrued income taxes	9,293	47,509	(4)	56,802
Contract liabilities	7,447	(7,368)	(3)	79
Other current liabilities	156,269	1,194	(3)	157,463
Total current liabilities	350,480	33,687		384,167

Long-term debt	703,602	(225,400)	(2)	478,202
Operating lease liabilities	36,099	(1,052)	(3)	35,047
Deferred income taxes	55,967	(8,986)	(3)	46,981
Other non-current liabilities	67,352	—		67,352
Total liabilities	1,213,500	(201,751)		1,011,749

SHAREHOLDERS' EQUITY
Shareholders' equity-Matthews:
Common stock	36,334	—		36,334
Additional paid-in capital	154,617	—		154,617
Retained earnings	565,278	111,534	(5)	676,812
Accumulated other comprehensive loss	(78,010)	—		(78,010)
Treasury stock, at cost	(197,277)	—		(197,277)
Total shareholders' equity-Matthews	480,942	111,534		592,476
Noncontrolling interests	—	—		—
Total shareholders' equity	480,942	111,534		592,476

Total liabilities and shareholders' equity	$1,694,442	$(90,217)		$1,604,225

MATTHEWS INTERNATIONAL CORPORATION AND SUBSIDIARIES
PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME (LOSS) (Unaudited)
for the year ended September 30, 2025
(Dollar amounts in thousands, except per share data)

	Historical	Transaction accounting adjustments		Pro forma
Sales	$1,497,689	$(72,365)	(6)	$1,425,324
Cost of sales	(990,096)	41,852	(6)	(948,244)

Gross profit	507,593	(30,513)		477,080

Selling expense	(117,926)	4,822	(7)	(113,104)
Administrative expense	(349,284)	8,041	(7)	(341,243)
Intangible amortization	(20,069)	1,781	(7)	(18,288)
Gain on sale of SGK business	55,139	—		55,139
Gain on sale of the Transferred Entity	—	159,043	(5)	159,043

Operating profit	75,453	143,174		218,627

Interest expense	(62,895)	9,696	(2)	(53,199)
Other income (deductions), net	3,651	381	(7)	4,032

Income before income taxes	16,209	153,251		169,460

Income tax provision	(40,680)	(46,046)	(4)	(86,726)

Net (loss) income	(24,471)	107,205		82,734

Net loss attributable to noncontrolling interests	—	—		—

Net (loss) income attributable to Matthews shareholders	$(24,471)	$107,205		$82,734

(Loss) earnings per share attributable to Matthews shareholders:
Basic	$(0.79)			$2.66
Diluted	$(0.79)			$2.62

Weighted-average shares outstanding (in thousands):
Basic shares	31,098			31,098
Diluted shares (8)	31,098			31,587

(1)	The cash consideration received at the closing of the Transaction was used entirely for repayment of debt. See note (2) below.
(2)	These adjustments reflect the Company's use of the proceeds from the Transaction (including certain post-closing adjustments affecting cash consideration) for repayment of debt, and the corresponding reduction of interest expense related to the repayment. The reduction of interest expense was calculated using average interest rates for the period presented for the Company's domestic credit facility.
(3)	These adjustments reflect the elimination of assets and liabilities attributable to the Transferred Entity.
(4)	These adjustments reflect the estimated income tax effects of the pro forma adjustments for the periods presented, as well as the estimated income tax effect of the sale transaction completed on December 31, 2025. The tax effect of the pro forma adjustments was calculated using the historical statutory rates in effect for the periods presented.
(5)
This adjustment reflects the estimated pre-tax gain of $159.0 million ($111.5 million after tax) as of September 30, 2025. This represents the recognition of consideration for the sale and derecognition of the assets and liabilities associated with the Transferred Entity and related assets, and includes estimates for transaction costs and certain post-closing adjustments associated with the Transaction. As described previously, the actual gain on the Transaction will be recorded in the Company’s consolidated financial statements for the fiscal quarter ending December 31, 2025 and may be different from this current estimate.

(6)	This adjustment reflects the elimination of sales and cost of sales of the Transferred Entity.
(7)	This adjustment reflects the elimination of operating expenses and other income (deductions), net of the Transferred Entity.
(8)	Weighted average diluted shares have been adjusted as the pro forma adjustments resulted in a change from a consolidated net loss to pro forma consolidated net income.
Management’s adjustments for any additional costs or cost savings including corporate overhang expected as a result of the completion of the Transaction are excluded from this illustration.